UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2008
___________
NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32421	91-1671412
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10700 Parkridge Boulevard, Suite 600
Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
        On January 7, 2008, we issued a press release announcing net subscriber additions for the quarterly and annual period ended December 31, 2007. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.02.
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
        In our January 7, 2008 press release, we also announced that Steven P. Dussek, age 51, will join us as Chief Executive Officer effective February 11, 2008. Mr. Dussek served as President and Chief Executive Officer of Dobson Communications Corporation, a publicly traded wireless telecommunication company, from April 2005 until AT&T acquired Dobson in November 2007. Mr. Dussek has served as a member of our Board of Directors since 1999. While we were a subsidiary of Nextel Communications, Inc., Mr. Dussek served as our Chief Executive Officer and Chief Operating Officer from 1999 until 2000 and as our President and Chief Operating Officer from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek also served in various senior management positions with Nextel Communications, including as Executive Vice President and Chief Operating Officer. From 1995 to 1996, Mr. Dussek served as Vice President and General Manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as a Senior Vice President and Chief Operating Officer of Paging Networks, Inc., a paging company.
        Pursuant to a letter agreement executed as of January 6, 2008, Mr. Dussek will receive an annual base salary of $725,000 and will be eligible for an annual bonus based upon the performance targets, terms and objectives established by our Board of Directors. The annual target bonus amount will be 100% of Mr. Dussek’s annual base salary, with a maximum available bonus of 150% of his annual base salary consistent with the annual bonus plan applicable to our other executive officers and on such other terms as our Board of Directors may approve.
        Mr. Dussek will be able to participate in our 2004 Incentive Compensation Plan, and we will grant Mr. Dussek, as of the commencement of his employment, stock options to purchase 200,000 shares of our common stock at an exercise price equal to the fair market value of a share of our common stock on such date. The options will vest over a period of four years, with 25% vesting each year of employment, and will be subject to the terms and conditions of a Nonqualified Stock Option Agreement that will be substantially the same as the form of agreement used in connection with prior grants of employee stock options to our executive officers. Mr. Dussek will also receive a grant of 60,000 shares of our common stock as of the commencement of his employment with us, subject to the terms and conditions of a Restricted Stock Award Agreement that will be substantially the same as the form of agreement used in connection with prior grants of restricted shares to our executive officers. These shares will vest in full on the third anniversary of the date of grant.

     Mr. Dussek also will be entitled to participate in all employee benefit plans for which he is eligible, including our Change of Control Severance Plan and our Severance Plan, and will be reimbursed for expenses associated with his travel and relocation to, and temporary housing in, the greater Reston, Virginia area. Mr. Dussek will be reimbursed, on a grossed up tax basis, for the normal commission amount paid in connection with the sale of his current home and for up to $35,000 in sales and closing costs associated with the sale of his current home and/or the purchase of his new home in the greater Reston, Virginia area.
     The letter agreement with Mr. Dussek may be terminated by either Mr. Dussek or us at any time, with or without notice and for any reason or for no reason. A copy of the letter agreement is being filed as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.
     On January 6, 2008, in connection with Mr. Dussek agreeing to join us, Steven M. Shindler, our current Chief Executive Officer and Chairman of our Board of Directors, has agreed to remain with us as our Executive Chairman, effective February 11, 2008. Mr. Shindler also will continue to serve as the Chairman of our Board of Directors.
Item 8.01	Other Events.
     We also announced in our January 7, 2008 press release that during the fourth quarter of 2007 we purchased $170 million in value of our common stock, which completed our previously announced $500 million stock repurchase program that was initiated in May 2007. Pursuant to that program, we purchased a total of 7,401,543 shares of our common stock including 3,357,818 shares purchased in the fourth quarter of 2007. In addition, we announced that our Board of Directors has authorized us to purchase up to an additional $500 million in value of our common stock under a new stock repurchase program.
Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated as of January 6, 2008, by and between Steven P. Dussek and NII Holdings, Inc.

99.1	Press Release dated January 7, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Date: January 9, 2008	By:	/s/ Gary D. Begeman

Gary D. Begeman
Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated as of January 6, 2008, by and between Steven P. Dussek and NII Holdings, Inc.

99.1	Press Release dated January 7, 2008.